Exhibit 23.5

Consent of Independent Auditors

We consent to the use of our report dated June 26, 2012, with respect to the statement of financial position of Beijing Guard Libang Technology Co., Ltd. as of December 31, 2011, and the related statement of comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in Amendment No. 1 to the Form 10-K of Scientific Games Corporation for the year ended December 31, 2011, incorporated herein by reference.

/s/ KPMG Huazhen
Beijing, People’s Republic of China
November 7, 2012